Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-274580 and 333-283499) on Form S-8 of SR Bancorp, Inc. of our report dated September 29, 2025, with respect to the consolidated financial statements of SR Bancorp, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2025.

/s/ Baker Tilly US, LLP

Iselin, New Jersey

September 29, 2025